Exhibit 1

FORM 25 (Saskatchewan)
FORM 26 (Newfoundland)
FORM 27 (British Columbia, Alberta, Ontario & Nova Scotia)

Material Change Report Pursuant To

Clause 84(1)(b) of the Securities Act, 1988, S.S. 1988 c. S-42.2
Subsection 67(1) of the Securities Act, S.B.C. 1985 c. 83
Subsection 118(1) of the Securities Act, R.S.A. 1981 c. S-6.1
Subsection 75(2) of the Securities Act, R.S.O. 1980 c. 466
Subsection 73 of the Securities Act, R.S.Q. c.V-1 — 1.1
Subsection 81(2) of the Securities Act, R.S.N.S. 1989 c. 418
Subsection 76(2) of the Securities Act, 1990 S. Nfld. c. 48

ITEM 1 -	Reporting Issuer:

Cameco Corporation (“Cameco”)

ITEM 2 -	Date of Material Change:

November 29, 2002

ITEM 3 -	Press Release:

The English version and the French translation version of the press releases relating to this material change were distributed and filed by Canadian Corporate News through their Canadian Timely Disclosure Pack and U.S. Timely Disclosure Pack on November 29, 2002.

ITEM 4 -	Summary of Material Change:

Cameco confirmed on November 29, 2002 that the UK government has agreed to remove the financial guarantee obligation previously placed on Bruce Power Limited Partnership (Bruce Power) which was a condition of the government’s interim funding for British Energy plc. (British Energy). To facilitate the removal of the UK government-imposed guarantee on Bruce Power and to resolve its dispute concerning the validity of the guarantee, Cameco has committed to temporarily increase its financial guarantee exposure related to Bruce Power from the previous maximum of $102 million to approximately $125 million.

ITEM 5 -	Full Description of Material Change:

Cameco confirmed on November 29, 2002 that the UK government has agreed to remove the financial guarantee obligation previously placed on Bruce Power which was a condition of the government’s interim funding for British Energy.

Under its original 2001 investment agreement, Cameco had accepted to provide financial guarantees up to a maximum of $102 million as part of its 15% ownership obligations under the Bruce Power limited partnership. These included Cameco’s share of assurances required by the Canadian Nuclear Safety Commission, and the guarantees needed for the power purchase agreements and the lease agreement with Ontario Power Generation Inc.

To facilitate the removal of the UK government-imposed guarantee on Bruce Power and to resolve its dispute concerning the validity of the guarantee, Cameco has committed to temporarily increase its financial guarantee exposure related to Bruce Power from the previous maximum of $102 million to approximately $125 million.

Under separate agreement with the UK government, Cameco’s commitment to temporarily increase its financial guarantee exposure will lapse upon the successful negotiation of changes to Bruce Power’s ownership. These changes may include an increase in Cameco’s interest in Bruce Power. If negotiations are unsuccessful, the commitment will lapse December 16, 2002, at which time the total maximum guarantee exposure would revert to the previous level of $102 million.

British Energy, is the majority owner in Bruce Power with 82.4%. Cameco owns 15% of Bruce Power and the two unions representing employees hold the remainder.

Cameco, with its head office in Saskatoon, Saskatchewan, is the world’s largest uranium supplier. The company’s uranium products are used to generate electricity in nuclear energy plants around the world, providing one of the cleanest sources of energy available today. Cameco’s shares trade on the Toronto and New York stock exchanges.

ITEM 6 -	Reliance on Subsection 84(2) (SK), Subsection 67(2) (BC), Subsection 118(4) (AB), Subsection 75(3) (ON), Section 74 (PQ), Subsection 81(3) (NS), and Subsection 76(3) (NF):

None Applicable

ITEM 7 -	Omitted Information:

None Applicable

ITEM 8 -	Senior Officer:

Gary M.S. Chad Senior Vice-President, Law, Regulatory Affairs and Corporate Secretary Cameco Corporation (306) 956-6303

ITEM 9 -	Statement of Senior Officer:

The foregoing accurately discloses the material change referred to herein.

DATED at Saskatoon, Saskatchewan the 3rd day of December, 2002.

“Gary M.S. Chad” Gary M.S. Chad Senior Vice-President, Law, Regulatory Affairs and Corporate Secretary

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